Exhibit 99.1

FOR IMMEDIATE RELEASE

From:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

Date:	February 17, 2015

Albemarle – Uwharrie Capital Corp announced financial results for the year ended December 31, 2014. The Company reported consolidated total assets of $518.5 million at December 31, 2014.

Net income for the twelve-month period ended December 31, 2014, was $1.68 million versus $954 thousand for the same period in 2013, a 76% improvement. For the twelve months, ended December 31, 2014, net income available to common shareholders was $1.09 million or $0.15 per share compared to $151 thousand or $0.02 per share for December 31, 2013, a 621% improvement. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.

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